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                                                                    EXHIBIT 99.a


ONEOK FINANCIAL NEWS



ONEOK, INC.                                 CONTACT: WELDON WATSON, 918/588-7158
P. O. BOX 871
TULSA, OK 74102-0871                       FOR IMMEDIATE RELEASE, AUGUST 6, 1999






                     SOUTHERN UNION LOSES TWO COURT BATTLES

         TULSA, Oklahoma - Southern Union (NYSE:SUG) failed in two separate court actions to delay a shareholder vote and the regulatory approval process for the pending merger of ONEOK, Inc. (NYSE:OKE), and Southwest Gas Corporation (NYSE:SWX).

         Southern Union made an attempt on Thursday, August 5, in a California state court to obtain a restraining order to halt the Southwest shareholder meeting scheduled for next Tuesday, August 10, 1999. The California judge denied that motion. Later in the day, Southern Union attempted to obtain another restraining order from a federal court in Phoenix to halt the regulatory approval process for the merger. That attempt also failed.

         The basis for the latest court actions by Southern Union was a complaint filed in the Phoenix federal court on July 19, in which it alleges ONEOK and others attempted to illegally prevent Southern Union's hostile bid for Southwest Gas Corporation.

         ONEOK has filed a contempt motion against Southern Union for violating a federal preliminary injunction, issued by U. S. District Judge Sven Eric Holmes of the Northern District of Oklahoma, which prevented Southern Union from influencing a shareholder vote on the merger.

         In denying the restraining order in the Phoenix federal court, U. S. District Judge Roslyn Silver said she found nothing that suggests a crime in the filings presented to her by Southern Union.

         Larry Brummett, chairman and chief executive officer of ONEOK, said, "Obviously, Southern Union is having a very difficult time getting a court in any jurisdiction to pay any attention to its unfounded accusations. We are confident we can finalize this merger in a timely manner in the best interests of shareholders, customers and employees."

         ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service Company and Oklahoma Natural Gas Company, serving 1.4 million customers.

                                     # # #

STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR PREDICTIONS AS TO THE ACCRETIVE NATURE OF THE TRANSACTION AND ITS EXPECTED CONSUMMATION ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. AMONG THE IMPORTANT FACTORS THAT COULD AFFECT ACTUAL RESULTS ARE THE TIMING AND TERMS OF REGULATORY APPROVALS AND OPERATING RESULTS OF ONEOK AND SOUTHWEST GAS. MORE INFORMATION ABOUT THE ONEOK AND SOUTHWEST GAS TRANSACTION CAN BE FOUND UNDER COMPANY NEWS ON THE ONEOK WEB SITE AT www.oneok.com. SERVICE AREA MAPS AND LOGOS ARE AVAILABLE UNDER MEDIA KIT.